Exhibit 3.13
CERTIFICATE OF FORMATION
OF
CVG OREGON, LLC
     1.   The name of the limited liability company is CVG Oregon, LLC.
     2.   The name and address of its registered office in the State of Delaware is:
The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, County of New Castle
     IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Corp this 27th day of September, 2007.

/s/ Stephen C. Barsotti
Stephen C. Barsotti
Authorized Representative